EXHIBIT 10.1
LOAN AGREEMENT
This Loan Agreement (“Agreement”) is made as of the 1st day of February, 2011, (“Effective Date”) by and among WSI Industries, Inc., a Minnesota corporation, having an address of 213 Chelsea Road, Monticello, MN 55362 (“Borrower”), Taurus Numeric Tool, Inc., having an address of 213 Chelsea Road, Monticello, MN 55362 and WSI Rochester, Inc., having an address of 213 Chelsea Road, Monticello, MN 55362 (jointly “Guarantor”) and M&I Marshall & Ilsley Bank, having an address of 11455 Viking Drive, Eden Prairie, Minnesota 55344 (“Bank”).
RECITALS
WHEREAS, on or about December 4, 2002, (the “Loan Date”) Borrower executed a Revolving Line of Credit Promissory Note in favor of Excel Bank Minnesota (“Excel”) in the original principal amount of One Million and no/100 Dollars ($1,000,000.00) (“Note”) pursuant to a Loan Agreement (“Loan Agreement”) and secured by a Security Agreement executed by Borrower (“Security Agreement); and
WHEREAS, to further secure the sums due and payable to Excel pursuant to the Note and the Loan Agreement, each Guarantor executed a Guaranty and a Security Agreement dated as of December 4, 2002 ; and
WHEREAS, the Note, the Loan Agreement and the related documents Security Agreement were previously amended on numerous occasions; and
WHEREAS, effective on August 1, 2007, Excel was acquired by merger with the Bank; and
WHEREAS, the Borrower and Guarantors have requested that the Bank again amend and extend the maturity date of the Note and modify the terms of the Loan Agreement and Bank is agreeable thereto.
NOW, THEREFORE, in consideration of the above recitals, and in consideration of credit given or to be given by the Bank to the Borrower and for other good and valuable consideration, all of which consideration is hereby acknowledged, the parties hereto agree that the Loan Agreement is amended and restated in its entirety as follows:
ARTICLE I
DEFINITIONS
Section 1.01 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:
(a) the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular; and

(b) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles.
“Accounts” means, as to any Person, the aggregate unpaid obligations of customers and other account debtors to such Person arising out of the sale or lease of goods or rendition of services by such Person on an open account or deferred payment basis.
“Advance” means an advance by the Bank to the Borrower pursuant to Article II.
“Commitment” means One Million and 00/100 ($1,000,000.00) Dollars under the Revolving Loan as evidenced by the Revolving Note.
“Current Assets” of any Person means the aggregate amount of assets of such Person which in accordance with generally accepted accounting principles may be properly classified as current assets, after deducting adequate reserves where proper, but in no event including any real estate.
“Current Liabilities” of any Person means (i) all Debt of such Person due on demand or within one year from the date of determination thereof, and (ii) all other items (including taxes accrued as estimated) which, in accordance with generally accepted accounting principles, may be properly classified as current liabilities.
“Debt” means (i) all items of indebtedness or liability which in accordance with generally accepted accounting principles would be included in determining total liabilities as shown on the liabilities side of a balance sheet as at the date as of which Debt is to be determined and (ii) indebtedness secured by any mortgage, pledge, lien or security interest existing on property owned by the Person whose Debt is being determined, whether or not the indebtedness secured thereby shall have been assumed, and (iii) guaranties, endorsements (other than for purposes of collection in the ordinary course of business) and other contingent obligations in respect of, or to purchase or otherwise acquire indebtedness of others.
“Event of Default” has the meaning specified in Section 7.01.
“Funded Debt”, with respect to any Person, means all Debt of such Person maturing by its terms more than one year after, or which is renewable or extendable at the option of such Person for a period ending one year or more after, the date of determination, and shall include Debt of such maturity created, assumed or guaranteed by such Person either directly or indirectly, including obligations of such maturity secured by liens upon property of such Person and upon which such entity customarily pays the interest, and all rental payments under capitalized leases of such maturity.

“Guaranty” or “Guaranties” mean the Guaranty agreements executed by Guarantors of even date herewith in favor of the Bank.
“Letters of Credit” means documentary and standby letters of credit issued and to be issued by the Bank at the request of the Borrower from time to time.
“Loan” means the sums advanced under the Revolving Note pursuant to Article II hereof.
“Net Worth” means the aggregate of capital and surplus of the Borrower, all determined in accordance with generally accepted accounting principles.
“Note” means the Amended and Restated Revolving Credit Note executed by Borrower of even date herewith.
“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
“Plan” means an employee benefit plan or other plan maintained for employees of the Borrower and covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended.
“Reportable Event” shall have the meaning assigned to that term in Title IV of the Employee Retirement Income Security Act of 1974, as amended.
“Revolving Note” has the meaning specified in Section 2.02.
“Security Agreement” or “Security Agreements” mean the Amended and Restated Security Agreements executed by Borrower and Guarantors of even date herewith.
“Subordinated Debt” means the Debt of the Borrower that is subordinated in right of payment, in terms satisfactory to the Bank, to all indebtedness of the Borrower to the Bank.
“Subsidiary” means any corporation of which more than 50% of the outstanding shares of capital stock have general voting power under ordinary circumstances to elect a majority of the board of directors of such corporation, irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by the Borrower, by the Borrower and one or more other Subsidiaries, or by one or more other Subsidiaries:

“Tangible Net Worth” of any Person means the excess of:
(a) the tangible assets of such Person, which, in accordance with generally accepted accounting principles, are tangible assets, after deducting adequate reserves in each case where, in accordance with generally accepted accounting principles, a reserve is proper, less
(b) all Debt of such Person;
provided, however, that (i) inventory shall be taken into account on the basis of the cost or current market value, whichever is lower, (ii) in no event shall there be included as such tangible assets patents, trademarks, trade names, copyrights, licenses, good will, deferred taxes, prepaid expenses, deferred charges or treasury stock or any securities or Debt of such Person or any other securities unless the same are readily marketable in the United States of America or entitled to be used as a credit against Federal income tax liabilities, (iii) securities included as such tangible assets shall be taken into account at their current market price or cost, whichever is lower, and (iv) any write-up in the book value of any assets shall not be taken into account.
“Working Capital” of any Person means the excess of the Current Assets over the Current Liabilities of such Person, as determined in accordance with generally accepted accounting principles.
ARTICLE II
AMOUNT AND TERMS OF THE REVOLVING LOAN
Section 2.01 Revolving Loan and Revolving Note. The Bank agrees, on the terms and subject to the conditions hereinafter set forth, to make Advances to the Borrower from time to time during the period from the date hereof to February 1, 2012 or the earlier date of termination in whole of the Commitment pursuant Section 7.02, in an aggregate amount not to exceed at any time outstanding One Million and 00/100 ($1,000,000.00) Dollars. Each Advance shall be in the amount of $10,000.00 or an integral multiple thereof. Within the limits of the, the Borrower may borrow, repay pursuant to Section 2.07 and re-borrow under this Section 2.02. The Advances made by the Bank shall be evidenced by and repayable with interest in accordance with a single promissory note of the Borrower of even date herewith (the “Revolving Note”) payable to the order of the Bank, substantially in a form acceptable to the Bank, dated the date of this Agreement. The Revolving Note shall bear interest on the unpaid principal amount thereof from the date thereof until paid at the rate therein provided.

Section 2.02 Making the Revolving Loans. Each Advance shall be made on at least one bank business days’ prior written notice from the Borrower to the Bank or telephonic request from any person authorized to request Advances on behalf of the Borrower, which notice or request shall specify the date of the requested Advance and the amount thereof. The persons authorized to make such requests for Advances are described in the Resolution of Borrower delivered to the Bank herewith, and such persons are subject to change by the Borrower upon delivery of new Resolutions of the Borrower in writing to the Bank. Upon fulfillment of the applicable conditions set forth in Article III, or as otherwise described in the Loan Sweep Agreement, the Bank may disburse the amount of the requested Advance by crediting the same to the Borrower’s demand deposit account maintained with the Bank or in such other manner as the Bank and the Borrower may from time to time agree. The Borrower shall promptly confirm each telephonic request for an Advance by executing and delivering an appropriate confirmation certificate to the Bank. Any request for an Advance by the Borrower, whether written or telephonic, shall be deemed to be a representation that the statements set forth in Section 3.02 are correct.
Section 2.03 Commitment Fees. There are no commitment fees payable by the Borrower hereunder.
Section 2.04 Interest; Payment. Interest on the Note is computed on a 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. All interest payable under the Note shall be computed using this method. This calculation method results in a higher effective interest rate than the numeric interest rate stated in the Note. All payments of principal and interest under the Note and of the fees hereunder shall be made to the Bank in immediately available funds. Borrower agrees that the amount shown on the books and records of the Bank, as being the aggregate amount of Advances outstanding shall be prima facie evidence of the principal amount of the Revolving Note then outstanding. The Borrower hereby authorizes the Bank, if and to the extent payment is not promptly made pursuant hereto, to charge against the Borrower’s account with the Bank an amount equal to the accrued interest and fees from time to time due and payable to the Bank under the Note or hereunder.
Section 2.05 Payment on Non-Business Days. Whenever any payment to be made hereunder or under a Note shall be stated to be due on a Saturday, Sunday or a holiday for banks under the laws of the State of Minnesota, such payment may be made on the next succeeding bank business day, and such extension of time shall in such case be included in the computation of payment of interest on the Note or the fees hereunder, as the case may be.
Section 2.06 Use of Proceeds. The proceeds of the Revolving Note shall be used by the Borrower for general corporate working capital purposes of the Borrower.

ARTICLE III
CONDITIONS OF LENDING
Section 3.01 Conditions Precedent to the Initial Advance. The obligation of the Bank to make its initial Advance, whether pursuant to the Revolving Note, is subject to the condition precedent that the Bank shall have received on or before the day of such Advance all of the following, each dated (unless otherwise indicated) such day, in form and substance satisfactory to the Bank:
(a) The Revolving Note, properly executed on behalf of the Borrower.
(b) The original resolutions of the Board of Directors of the Borrower and the Guarantors evidencing approval of this Agreement, the Note, the Security Agreement, the Guaranties, and all other matters contemplated hereby (the “Loan Documents”).
(c) Copies of the Articles of Incorporation and Bylaws of the Borrower and Guarantors, certified by the Secretary or Assistant Secretary of the Borrower and Guarantors as being true and correct copies thereof.
(d) A signed copy of a certificate of the Secretary or an Assistant Secretary of the Borrower and Guarantors which shall certify the names of the officers of the Borrower authorized to sign this Agreement, the Note, the Security Agreement, the Guaranties and the other documents or certificates to be delivered pursuant to this Agreement by the Borrower and Guarantors or any of its or their officers, together with the true signatures of such officers. The Bank may conclusively rely on such certificate until it shall receive a further certificate of the Secretary or Assistant Secretary of the Borrower or Guarantors canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate.
(e) In addition to the foregoing, the obligation of the Bank to make its initial Advance pursuant to the Note shall be conditioned upon the Bank receiving such other documents as the Bank or its legal counsel may reasonably deem necessary to document the Loans.
Section 3.02 Conditions Precedent to All Advances. The obligation of the Bank to make any Advance shall be subject to the further conditions precedent that on the date of such Advance:
(a) the representations and warranties contained in Article IV are correct on and as of the date of such Advance as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date; and
(b) no event has occurred and is continuing, or would result from such Advance, which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
The Borrower and Guarantors represent and warrant to the Bank as follows:
Section 4.01 Corporate Existence and Power. The Borrower and Guarantors are corporations duly incorporated, validly existing and in good standing under the laws of Minnesota, its jurisdiction of incorporation, and each is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary. The Borrower and Guarantors have all requisite power and authority, corporate or otherwise, to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under this Agreement, the Note and the other Loan Documents. Bank has been advised that Taurus Numeric Tool, Inc. may be changing its name following the execution of this Agreement, and Borrower and Guarantors agree to notify Bank of such name change within five (5) days following such name change.
Section 4.02 Authorization of Borrowing; No Conflict as to Law of Agreements. The execution, delivery and performance by the Borrower and Guarantors of this Agreement, the Note and the other Loan Documents and the borrowings from time to time hereunder have been duly authorized by all necessary corporate action and do and will not (i) require any consent or approval of the stockholders of the Borrower or Guarantors, or any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to the Borrower or Guarantors or to the Articles of Incorporation or Bylaws of the Borrower or Guarantors, (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower or any Guarantor is a party or by which it or its properties may be bound or affected, or (iv) result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature (other than the Security Agreement) upon or with respect to any of the properties now owned or hereafter acquired by the Borrower.
Section 4.03 Legal Agreements. This Agreement, the Note and the other Loan Documents constitute, and when delivered by the Borrower and Guarantors hereunder, will constitute the legal, valid and binding obligations of the Borrower enforceable against the Borrower and Guarantors in accordance with their respective terms.
Section 4.04 Subsidiaries. The Borrower has the following Subsidiaries Taurus Numeric Tool, Inc., a Minnesota corporation and WSI Rochester, Inc. a Minnesota corporation.
Section 4.05 Financial Condition. The Borrower and Guarantors have heretofore furnished to the Bank their financial statements for the fiscal year ended August 29, 2010 and the quarterly financial statements for the quarter ended November 28, 2010. Said balance sheets and said statements of income and surplus fairly present the financial condition of the Borrower on the dates thereof and the results of their operations for the periods then ended, and were prepared in accordance with generally accepted accounting principles.

Section 4.06 Adverse Change. There has been no material adverse change in the business, properties or condition (financial or otherwise) of the Borrower or Guarantors since the date of the latest financial statement referred to in Section 4.05.
Section 4.07 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower or Guarantors, threatened against or affecting the Borrower or Guarantors or the properties of the Borrower or Guarantors before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to the Borrower or Guarantors, would have a material adverse effect on the financial condition, properties, or operations of the Borrower or Guarantors.
Section 4.08 Regulation U. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.
Section 4.09. Taxes. The Borrower and Guarantors have filed all federal, state and local tax returns which to the knowledge of the officers of the Borrower and Guarantors are required to be filed, and the Borrower and Guarantors have paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by them to the extent such taxes have become due.
Section 4.10 Title and Liens. The Borrower and Guarantors have good title to each of the properties and assets reflected in the latest balance sheet referred to in Section 4.05, free and clear of all mortgages, security interests, liens and encumbrances, except for mortgages, security interests and liens permitted by Section 6.01 and covenants, restrictions, rights, easements and minor irregularities in title which do not materially interfere with the business or operations of the Borrower and Guarantors as presently conducted.
Section 4.11 Retirement Programs. No Reportable Event has occurred and is continuing with respect to any Plan.

ARTICLE V
AFFIRMATIVE COVENANTS OF THE BORROWER AND GUARANTORS
So long as the Note shall remain unpaid or the Commitment shall be outstanding, the Borrower and Guarantors will comply with the following requirements, unless the Bank shall otherwise consent in writing:
Section 5.01 Financial Statements. The Borrower and Guarantors will deliver to the Bank:
(a) as soon as available, and in any event within ninety (90) days after the end of each fiscal year of the Borrower and Guarantors, a copy of the financial statements of the Borrower and Guarantors audited by independent certified public accountants selected by the Borrower and Guarantors and acceptable to the Bank, which shall include the balance sheet of the Borrower and Guarantors as at the end of such fiscal year and the related statements of income, retained earnings and changes in financial position of the Borrower and Guarantors for the fiscal year then ended, all in reasonable detail and all prepared in accordance with generally accepted accounting principles applied on a consistent basis and accompanied by a certificate of said officer stating (i) that such financial statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with the accounting practices reflected in the annual financial statements referred to in Section 4.05, and (ii) whether or not he has knowledge of the occurrence of any Event of Default hereunder or of any event not theretofore reported and remedies which with notice or lapse of time or both would constitute such an Event of Default and, if so, stating in reasonable detail the facts with respect thereto and (iii) all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrower is in compliance with requirements set forth in Sections 5.09 through 5.13 hereof;
(b) as soon as available and in any event within forty-five (45) days after the end of each quarter, balance sheets of the Borrower and Guarantors as at the end of such quarter and related statements of earnings and retained earnings of the Borrower and Guarantors for such quarterly period and for the year to date, in reasonable detail and stating in comparative form the figures for the corresponding date and period in the previous year, all prepared in accordance with generally accepted accounting principles applied on a basis consistent with the account practices reflected in the annual financial statements referred to in Section 4.05 and certified by the chief financial officer of the Borrower and Guarantors; subject, however, to year-end audit adjustments, and accompanied by a certificate of said officer stating (i) that such financial statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with the accounting practices reflected in the annual financial statements referred to in Section 4.05, and (ii) whether or not he has knowledge of the occurrence of any Event of Default hereunder or of any event not theretofore reported and remedies which with notice or lapse of time or both would constitute such an Event of Default and, if so, stating in reasonable detail the facts with respect thereto and (iii) all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrower and Guarantors are in compliance with requirements set forth in Sections 5.08 through 5.12 hereof;
(c) immediately after the commencement thereof, notice in writing of all litigation and of all proceedings before any governmental or regulatory agency affecting the Borrower or any Guarantor of the type described in Section 4.07 or which seek a monetary recovery against the Borrower in excess of $50,000.00;

(d) as promptly as practicable (but in any event not later than five (5) business days) after an officer of the Borrower or any Guarantor obtains knowledge of the occurrence of any event which constitutes an Event of Default or would constitute an Event of Default with the passage of time or the giving of notice, or both, notice of such occurrence, together with a detailed statement by a responsible officer of the Borrower or such Guarantor of the steps being taken by the Borrower or such Guarantor to cure the effect of such event;
(e) as soon as possible and in any event within thirty (30) days after the Borrower or any Guarantor knows or has reason to know that any Reportable Event with respect to any Plan has occurred, the statement of the chief financial officer of the Borrower or such Guarantor setting forth details as to such Reportable Event and the action which the Borrower or such Guarantor proposes to take with respect thereto, together with a copy of the notice of such Reportable Event to the Pension Benefit Guaranty Corporation;
(f) as soon as possible after such occurrence, Borrower and Guarantors shall provide the Bank with notice of any amendment of their Articles of Incorporation or of any material change in the Borrower or Guarantor or its or their operations; and
(g) such other information respecting the financial condition and results of operations of the Borrower or any Guarantor as the Bank may from time to time reasonably request.
Section 5.02 Books and Records; Inspection and Examination. The Borrower and Guarantors will keep accurate books of record and account for itself in which true and complete entries will be made in accordance with generally accepted accounting principles consistently applied and, upon request of the Bank, will give any representative of the Bank access to, and permit such representative to examine, copy or make extracts from, any and all books, records and documents in its possession, to inspect any of its properties and to discuss its affairs, finances and accounts with any of its principal officers, all at such times during normal business hours and as often as the Bank may reasonably request.
Section 5.03 Compliance with Laws. The Borrower and Guarantors will comply with the requirements of applicable laws and regulations, the non-compliance with which would materially and adversely affect its business or its financial condition.
Section 5.04 Payment of Taxes and Other Claims. The Borrower and Guarantors will pay or discharge all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto and all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien or charge upon any properties of the Borrower and Guarantors; provided, that except as may be provided in any Mortgage executed in conjunction herewith the Borrower shall not be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

Section 5.05 Maintenance of Properties. The Borrower and Guarantors will keep and maintain all of its properties necessary or useful in its business in good condition, repair and working order; provided, however, that except as may be provided in any Mortgage executed in conjunction herewith nothing in this Section shall prevent the Borrower and Guarantors from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the judgment of the Borrower and Guarantors, desirable in the conduct of its business and not disadvantageous in any material respect to the Bank as holder of a Note.
Section 5.06 Insurance. The Borrower and Guarantors will obtain and maintain insurance with insurers believed by the Borrower and Guarantors to be responsible and reputable, in such amounts and against such risks as is usually carried by companies engaged in similar business and owning similar properties in the same general areas in which the Borrower and Guarantors operate.
Section 5.07 Preservation of Corporate Existence. The Borrower and Guarantors will preserve and maintain their corporate existence and all of their rights, privileges and franchises; provided, however, that the Borrower and Guarantors shall not be required to preserve any of its rights, privileges and franchises if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or any Guarantor and that the loss thereof is not disadvantageous in any material respect to the Bank as a holder of a Note.
Section 5.08 Minimum Net Worth. So long as the Note shall remain unpaid or the Bank shall have any Commitment hereunder, the Borrower will maintain, during and at the end of each fiscal quarter end, Net Worth at an amount not less than Seven Million Five Hundred Thousand and no/100 Dollars ($7,500,000.00).
Section 5.09 Ratio of Debt to Tangible Net Worth. So long as the Note shall remain unpaid or the Bank shall have any Commitment hereunder, the ratio of the Borrower’s Debt to Tangible Net Worth shall not exceed 2.25 to 1 measured at the end of each fiscal quarter end basis.
Section 5.10 Ratio of Current Assets to Current Liabilities. The Borrower shall maintain, for each fiscal quarter end that the Note remains outstanding or the Bank shall have any Commitment hereunder, the ratio of its Current Assets to its Current Liabilities added to its outstanding debt under the Note at not less than 1.5 to 1.
Section 5.11 Debt Service Coverage Ratio. So long as the Note shall remain unpaid or the Bank shall have any Commitment hereunder, the Borrower will maintain an annual ratio of earnings before interest, taxes, depreciation and amortization, less distributions to shareholders, all for the same specified period to annual principal and interest payments due on all Debt of the Borrower of not less than 1.25 to 1 as of the end of each of Borrower’s fiscal year ending on the last Sunday of August of each calendar year, beginning on the last Sunday of August, 2011, as determined in accordance with generally recognized accounting principles consistently applied; notwithstanding the foregoing, however, that in making this computation at any time for the period ending on the last Sunday of August, 2011 only, the principal balance of the loan payable to the MEDA in the current principal amount of approximately $274,000 as of the date hereof, and due and payable in full on or about May 1, 2011, shall be excluded from the definition of “Debt”.

Section 5.12 Bank Account; Automatic Payment. So long as amounts are outstanding on the Loan, Borrower shall maintain an account with Lender, and all payments on the Loan shall be paid by automatic debit to such account.
Section 5.13 USA Patriot Act. Bank hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), Bank is required to obtain, verify and record information that identifies Borrower and its affiliated entities, if any, which information includes the name and address of Borrower and its affiliated entities, if any, and other information that will allow Bank to identify Borrower and its affiliated entities in accordance with the Patriot Act. Borrower hereby agrees to provide such information promptly upon request by Bank. In connection therewith, Borrower shall: (a) ensure that no person who owns a controlling interest in or otherwise controls Borrower or any affiliated entity is or shall be listed on the “Specially Designated Nationals and Blocked Person List” or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury, or included in any Executive Orders; (b) not use or permit the use of the proceeds of the Loan to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto; and (c) comply, and cause each affiliated entity to comply, with all applicable Bank Secrecy Act laws and regulations, as amended.
Section 5.14 Anti-Terrorism Laws. In addition to all other representations and warranties contained herein, Borrower hereby represents and warrants that:
(a) Borrower is not in violation of any laws relating to terrorism or money laundering including, without limitation, Executive Order No. 13224 on Terrorist Financing effective September 23, 2001, and the Currency and Foreign Transactions Reporting Act of 1970, each as amended from time to time (collectively, “ Anti-Terrorism Laws”). No action, proceeding, investigation, charge, claim, report or notice has been filed, commenced or threatened against Borrower alleging any violation of any Anti-Terrorism Law.
(b) Borrower has no knowledge or notice of any fact, event, circumstance, situation, or condition which could reasonably be expected to result in: (A) any action, proceeding, investigation, charge, claim, report, or notice being filed, commenced, or threatened against it alleging any violation of, or failure to comply with, any Anti-Terrorism Law; or (B) the imposition of any civil or criminal penalty against Borrower for any failure to so comply.)

(c) Borrower has provided Bank with sufficient information (including names, addresses and, where applicable, jurisdiction of formation or organization) to reasonably permit Bank to verify the foregoing representation.
(d) Borrower does not: (A) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person who is in violation of any Anti-Terrorism Law; (B) deal in, or otherwise engage in any transactions relating to any property or interests in property blocked under any Anti-Terrorism Law; or (C) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any prohibition set forth in any Anti-Terrorism Law.
Section 5.15 Hedging Instruments. The obligations and indebtedness under the Loan shall include, without limitation, all obligations, indebtedness and liabilities of Borrower to Bank arising pursuant to or in connection with any swap, collar, cap, future, forward or derivative transaction, including any involving, or settled by reference to, one or more interest rates, currencies, commodities, equity or debt instruments, any economic, financial or pricing index or basis, or any similar transaction, including any option with respect to any of these transactions and any combination of these transactions.
ARTICLE VI
NEGATIVE COVENANTS
So long as the Note shall remain unpaid or the Bank shall have any Commitment hereunder, the Borrower and Guarantors agree that, without the prior written consent of the Bank:
Section 6.01 Liens. The Borrower and Guarantors will not create, incur or suffer to exist any mortgage, deed of trust, pledge, lien, security interest, assignment or transfer upon or of any of its assets, now owned or hereafter acquired, to secure any indebtedness for borrowed money; excluding, however, from the operation of the foregoing:
(a) mortgages, deeds of trust, pledges, liens, security interests and assignments securing any indebtedness incurred in the ordinary course of business of the Borrower; however notwithstanding anything to the contrary herein Borrower shall allow no such encumbrances in connection with the borrowing of money or the acceptance of an advance of credit; and
(b) the security interest granted to the Bank under the Security Agreement.

Section 6.02 Indebtedness. The Borrower and Guarantors will not incur, create, assume or permit to exist any indebtedness or liability on account of deposits or advances or any indebtedness for borrowed money, or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations, except:
(a) indebtedness evidenced by the Note;
(b) Trade credit and short term leases;
(c) Capital leases;
(d) Indebtedness of the Borrower in existence on the date hereof and set forth in the quarterly financial statements for the quarter ended November 28, 2010, but not including any extensions or renewals thereof; and
(e) Subordinated Debt, provided it is subordinated to the prior payment of principal of and interest on the Note on terms and conditions approved in writing and in advance by the Bank.
Section 6.03 Guaranties. The Borrower and Guarantors will not assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except the endorsement of negotiable instruments by the Borrower for deposit or collection or similar transactions in the ordinary course of business.
Section 6.04 Sale of Assets. The Borrower and Guarantors will not sell, lease, assign, transfer or otherwise dispose of assets exceeding 10% or more of the book value of its assets as of the date of such transaction to any other Person other than in the ordinary course of business or in the event such assets are obsolete or worn-out assets, without the prior written consent of the Bank.
Section 6.05 Consolidation and Merger. The Borrower and Guarantors will not consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all the assets of any other Person.
Section 6.06 Sale and Leaseback. The Borrower and Guarantors will not enter into any arrangement, directly or indirectly, with any other Person whereby the Borrower and Guarantors shall sell or transfer any real or personal property, whether now owned or hereafter acquired, and then or thereafter rent or lease as lessee such property or any part thereof or any other property which the Borrower and Guarantors intend to use for substantially the same purpose or purposes as the property being sold or transferred.

Section 6.07 Subordinated Debt. The Borrower will not (i) make any payment of, or acquire, any Subordinated Debt permitted by Section 6.02 except as expressly permitted by the subordination provision of any document subordinating such debt to the Loan, (ii) give security for all or any part of such Subordinated Debt, except as has been granted; (iii) amend or cancel the subordination provisions of such Subordinated Debt; (iv) take or omit to take any action whereby the subordination of such Subordinated Debt or any part thereof to the Note might be terminated, impaired or adversely affected; or (v) omit to give the Bank prompt written notice of any default under any agreement or instrument relating to such Subordinated Debt by reason whereof such Subordinated Debt might become or be declared to be immediately due and payable. Notwithstanding anything in this Section 6.07 to the contrary, Borrower may make the payment to MEDA referenced in Section 5.11 without any further consent of Bank.
Section 6.08 Restrictions on Nature of Business. The Borrower and Guarantors will not engage in any line of business materially different from that presently engaged in by the Borrower.
Section 6.09 Letters of Credit. No Letters of Credit issued hereunder shall create a liability for payment thereof by the Bank on a date that is more than two (2) calendar years after the initial Advance under the Revolving Note.
ARTICLE VII
EVENTS OF DEFAULT, RIGHTS AND REMEDIES
Section 7.01 Events of Default. “Events of Default”, wherever used herein, means any one of the following events:
(a) Default in the payment of any sums payable on the Note when it becomes due and payable and continuance of such default for a period of 10 days; or
(b) Default in the payment of fees, if any required under Section 2.05 when the same become due and payable and the continuance of such default for a period of 10 days; or
(c) Any representation or warranty made by the Borrower or any Guarantor in this Agreement or by the Borrower or any Guarantor (or any of their officers) in any certificate, instrument, or statement contemplated by or made or delivered pursuant to or in connection with this Agreement, shall prove to have been incorrect in any material respect when made; or
(d) Default in the performance, or breach, of any covenant or agreement of the Borrower or any Guarantor in this Agreement (other than a covenant or agreement a default in whose performance or whose breach is elsewhere in this Section specifically dealt with), any security agreement or any other instrument or agreement signed by the Borrower or any Guarantor in favor of the Bank, and the continuance of such default or breach for a period of 10 days after there has been given, by certified mail to the Borrower or any Guarantor by the Bank, a written notice specifying such default or breach and requiring it to be remedied; or

(e) The Borrower or any Guarantor shall be adjudicated a bankrupt or insolvent, or admit in writing its inability to pay its debts as they mature, or make an assignment for the benefit of creditors; or the Borrower or any Guarantor shall apply for or consent to the appointment of any receiver, trustee, or similar officer for it or for all or any substantial part of its property; or such receiver, trustee or similar officer shall be appointed without the application or consent of the Borrower or any Guarantor and such appointment shall continue undischarged for a period of 30 days; or the Borrower or any Guarantor shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against the Borrower or any Guarantor and shall remain undismissed for a period of 30 days; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of the Borrower or any Guarantor and such judgment, writ, or similar process shall not be released, vacated or fully bonded within 30 days after its issue or levy; or
(f) Default in the performance, or breach, of any covenant or agreement on the part of the Borrower or any Guarantor in excess of $50,000.00; or
(g) The rendering against the Borrower or any Guarantor of a final judgment, decree or order for the payment of money in excess of $50,000.00 and the continuance of such judgment, decree or order unsatisfied and in effect for any period of 60 consecutive days without a stay of execution; or
(h) A default under any bond, debenture, note or other evidence of indebtedness of the Borrower or any Guarantor (other than to the Bank) or under any indenture or other instrument under which any such evidence of indebtedness has been issued or by which it is governed and the acceleration of payment of such indebtedness; or
(i) Any Reportable Event, which the Bank determines in good faith might constitute grounds for the termination of any Plan or for the appointment by the appropriate United States District Court of a trustee to administer any Plan, shall have occurred and be continuing 30 days after written notice to such effect shall have been given to the Borrower by the Bank; or any Plan shall have been terminated, or a trustee shall have been appointed by an appropriate United States District Court to administer any Plan, or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Plan or to appoint a trustee to administer any Plan; or
(j) Adverse conditions develop at any time affecting Borrower’s or any Guarantor’s affairs, financial or otherwise, and the Bank in good faith determines that such adverse conditions impair the due and punctual payment of the Note; or
(k) Any material event or condition of default (however defined) by Borrower shall occur and the applicable cure period, if any, shall have expired, in any promissory note or any agreement between Borrower and the Bank, including but not limited to that certain Promissory Note dated May 3, 2004 and that certain Loan Agreement dated May 3, 2004 between Borrower and the Bank.

Section 7.02 Rights and Remedies. Upon the occurrence of an Event of Default or at any time thereafter until such Event of Default is cured to the written satisfaction of the Bank, the Bank may exercise any or all of the following rights and remedies:
(a) The Bank may, by notice to the Borrower and Guarantors, declare the Commitment to be terminated whereupon the same shall forthwith terminate;
(b) The Bank may, by notice to the Borrower and Guarantors, declare the entire unpaid principal amount of the Note then outstanding, all interest accrued and unpaid thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon such Note, all such accrued interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.
(c) The Bank may, without notice to the Borrower and Guarantors and without further action, apply any and all money owing by the Bank to the Borrower or any Guarantor to the payment of the Note then outstanding, including interest accrued thereon, and of all other sums then owing by the Borrower or any Guarantor hereunder;
(d) The Bank may exercise and enforce its rights and remedies under the Security Agreement and/or the Guaranties or any other Loan Document; and
(e) The Bank may exercise such other remedies as may be available to it under law.
ARTICLE VIII
MISCELLANEOUS
Section 8.01 No Waiver; Cumulative Remedies. No failure or delay on the part of the Bank in exercising any right, power or remedy hereunder or under the Security Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or under the Security Agreement. The remedies herein and in the Security Agreement provided are cumulative and not exclusive of any remedies provided by law.
Section 8.02 Amendments, etc. No amendment, modification, termination or waiver of any provision of this Agreement, the Security Agreement or the Note or consent by the Borrower or any Guarantor to any departure there from shall be effective unless the same shall be in writing and signed by the Bank and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower or any Guarantor in any case shall entitle the Borrower or any Guarantor to any other or further notice or demand in similar or other circumstances.

Section 8.03 Addresses for Notices, etc. Except as otherwise expressly provided herein, all notices, requests, demand and other communications provided for hereunder and under the Security Agreement shall be in writing and mailed or delivered to the applicable party at its address indicated below:
If to the Borrower and Guarantors:
WSI Industries, Inc.
WSI Rochester, Inc.
Taurus Numeric Tool, Inc.
213 Chelsea Road
Monticello, MN 55362
If to the Bank:
M&I Marshall & Ilsley Bank
11455 Viking Drive
Eden Prairie, MN 55344
Attention: David Orlady
or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communications shall, when mailed, be effective when deposited in the mails, addressed as aforesaid, except that notices or requests to the Bank pursuant to any of the provisions of Article II shall not be effective until received by the Bank.
Section 8.04 Costs and Expenses. The Borrower and Guarantors agree to pay on demand all costs and expenses of the Bank in connection with the preparation of this Agreement, the Note, the Security Agreement, the Guaranties and the other Loan Documents and the other instruments and documents to be delivered hereunder and thereunder, including the reasonable fees and out-of-pocket expenses of counsel for the Bank with respect thereto, as well as all out-of-pocket expenses of legal counsel retained by the Bank in connection with the enforcement of this Agreement, the Note, the Security Agreement, the Guaranties and the other Loan Documents and the other instruments and documents to be delivered hereunder and thereunder.
Section 8.05 Execution in Counterparts. This Agreement and the Security Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts of this Agreement or the Security Agreement, as the case may be, taken together, shall constitute but one and the same instrument.

Section 8.06 Binding Effect, Assignment. This Agreement and the Security Agreement shall be binding upon and inure to the benefit of the Borrower, Guarantors and the Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or thereunder or any interest herein or therein without the prior written consent of the Bank.
Section 8.07 Governing Law. This Agreement, the Note and the Security Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota.
Section 8.08 Severability of Provisions. Any provision of this Agreement that is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.
Section 8.09 Headings. Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

BORROWER:

WSI INDUSTRIES, INC., a Minnesota corporation

By	Paul D. Sheely

Its:	VP/CFO

GUARANTORS:

Taurus Numeric Tool, Inc., a Minnesota corporation

By	Paul D. Sheely

Its:	VP/CFO

WSI ROCHESTER, INC., a Minnesota Minnesota corporation

By	Paul D. Sheely

Its:	VP/CFO

BANK:

M&I MARSHALL & ILSLEY BANK, a Wisconsin state banking corporation,

By	David Orlady

Its:	Senior VP

By

Its: